Exhibit 3.48

State of Delaware Secretary of State Division of Corporations Delivered 02:39 PM 09/14/2012 FILED 02:39 PM 09/14/2012 SRV 121032678 – 5212858 FILE

CERTIFICATE OF FORMATION

OF

LBM HOLDINGS, LLC

This Certificate of Formation of LBM Holdings, LLC (the “Company”), dated as of September 14, 2012, is being duly executed and filed by Ricardo Nunez, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

FIRST: The name of the limited liability company formed is LBM Holdings, LLC.

SECOND: The address of the registered office of the Company in the State of Delaware is c/o Corporate Creations Network Inc., 3411 Silverside Road, Rodney Building #104, in the City of Wilmington, County of New Castle, State of Delaware, zip code 19810.

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware are Corporate Creations Network Inc., 3411 Silverside Road, Rodney Building #104, in the City of Wilmington, County of New Castle, State of Delaware, zip code 19810.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Ricardo Nunez
Name:	Ricardo Nunez
Authorized Person